[Deloitte & Touche LLP Letterhead]

August 17, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Quicksilver Resources Inc.'s Form 8-K dated August 14, 2012, and have the following comments:

1.	We agree with the statements made in paragraphs 2, 3, 4 and 5;

2.	We have no basis to agree or disagree with the statements made in paragraphs 1 and 6.

Yours truly,

/s/ Deloitte & Touche LLP